EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 31, 2008 with respect to the consolidated financial statements of Crimson Exploration Inc. appearing in the 2008 Annual Report of Crimson Exploration Inc. to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K, and as amended on Form 10-K/A, for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Houston, Texas

November 20, 2008